Exhibit 99.3

, 2024

Dear CSI Compressco LP Unitholder:

This package is being mailed to you as a holder of common units representing limited partner interests in CSI Compressco LP (the “Partnership” and such units, “Partnership Common Units”) that the Partnership believes may be an Eligible Unitholder, as described below, in connection with the mergers of certain subsidiaries of Kodiak Gas Services, Inc. (“Kodiak”) and Kodiak Gas Services, LLC (“Kodiak Services”) with and into the Partnership and CSI Compressco GP LLC (the “General Partner”), pursuant to the terms of the Agreement and Plan of Merger, dated as of December 19, 2023 (as it may be amended from time to time, the “Merger Agreement”), entered into by and among the Partnership, the General Partner, Kodiak, Kodiak Services, Kick Stock Merger Sub, LLC, Kick GP Merger Sub, LLC and Kick LP Merger Sub, LLC.

Eligible Unitholder Defined. Pursuant to the Merger Agreement, an “Eligible Unitholder” means a U.S. holder of Partnership Common Units that both (i) is an accredited investor and (ii) has a negative tax basis capital account, as determined for U.S. federal income tax purposes, with respect to such holder’s interest in the Partnership with an absolute value greater than $50,000 as of the close of the most recent taxable year of the Partnership with respect to which IRS Schedules K-1 have been delivered.

Election Available to Eligible Unitholders. Each Eligible Unitholder may elect to receive as consideration in the mergers, in exchange for each Partnership Common Unit, one of the following:

i.

0.086 (the “Exchange Ratio”) shares of Kodiak common stock (“Kodiak Common Stock”), with cash paid in lieu of the issuance of fractional shares, if any (the “Kodiak Common Stock Consideration” and such election, a “Kodiak Common Stock Consideration Election”); or

ii.

a number of units in Kodiak Services (“OpCo Units”) equal to the Exchange Ratio, with cash paid in lieu of the issuance of fractional units, if any, and an equal number of shares of Series A Preferred Stock of Kodiak (the “Up-C Consideration” and such election, an “Up-C Consideration Election”).

Additionally, if you make the Up-C Consideration Election, you may also elect to enter into a registration rights agreement with Kodiak and Kodiak Services (the “Registration Rights Agreement”), pursuant to which you will have customary rights to require Kodiak to file and maintain the effectiveness of a registration statement with respect to the resale of the shares of Kodiak Common Stock that are issuable to you upon the redemption of the OpCo Units (and cancellation of the corresponding shares of Series A Preferred Stock) that you will receive as a result of making the Up-C Consideration Election, and under certain circumstances, to require Kodiak to undertake underwritten offerings of such shares of Kodiak Common Stock (the “Registration Rights Agreement Election”). A form of the Registration Rights Agreement is attached as Exhibit C to the Merger Agreement, which is attached as Annex A to the consent statement/prospectus.

Kodiak Structure Considerations. Following the closing of the mergers, the combined company will be organized in a structure that is commonly referred to as an “Up-C” structure, which is often used by public companies involving partnerships and limited liability companies. As a result of the Up-C structure, Eligible Unitholders that make an Up-C Consideration Election (the “Electing Unitholders”) will hold their economic ownership in the combined company through Kodiak Services, an entity that is classified as a partnership for U.S. federal income tax purposes, in the form of OpCo Units. All other Partnership Common Unitholders will hold their ownership in the combined company in the form of shares of Kodiak Common Stock. In addition, each holder of OpCo Units will own an equal number of shares of Series A Preferred Stock of Kodiak which entitle such holder to one vote for each share of Series A Preferred Stock on all matters submitted to a vote of the holders of Kodiak Common Stock. Except as otherwise provided in Kodiak’s charter or required by applicable law, the holders of the Series A Preferred Stock will vote together as a single class with the holders of Kodiak Common Stock on all matters submitted to a vote of Kodiak’s stockholders generally.

An OpCo Unit, together with a corresponding share of Series A Preferred Stock, generally will be equivalent economically (except with respect to taxes) and in respect of voting power to one share of Kodiak Common Stock.

Following the mergers and subject to certain limitations, including as to quantity and frequency, each OpCo Unit (other than those held by Kodiak) will be redeemable for either, at Kodiak Services’ election, (i) one share of Kodiak Common Stock (together with the cancellation of one share of Series A Preferred Stock), subject to conversion rate adjustments for stock splits, stock dividends, reclassification and other similar transactions, or (ii) an equivalent amount of cash, pursuant to the terms of the Sixth Amended and Restated Limited Liability Company Agreement of Kodiak Services (the “OpCo LLC Agreement”) that will be effective at the closing of the mergers and is attached as Exhibit A to the Merger Agreement, which is attached as Annex A to the consent statement/prospectus which forms a part of the Registration Statement on Form S-4 filed by Kodiak and declared effective by the Securities and Exchange Commission on    , 2024 (the “consent statement/prospectus”). Subject to certain exceptions in the OpCo LLC Agreement, holders will not be able to sell, transfer or redeem OpCo Units and Series A Preferred Stock prior to 180 days following the closing of the mergers. In addition, Kodiak has the right to require the redemption of all or a portion of an Electing Unitholder’s OpCo Units in certain circumstances.

Election Procedures. To confirm you are an accredited investor and eligible to make the Up-C Consideration Election, you must complete the enclosed accredited investor questionnaire and return it with the other materials described herein. If you are an Eligible Unitholder as determined by the Partnership and Kodiak in good faith, the enclosed Election Form permits you to make either a Kodiak Common Stock Consideration Election or an Up-C Consideration Election (and corresponding Registration Rights Agreement Election). In order to make an election, please complete, sign and return the Election Form (as well as the other materials described in the Instructions) to the Partnership, at the address set forth in the Instructions, so that it is RECEIVED no later than   , 2024.

The deadline for submitting election forms (the “Election Deadline”) is    , 2024. Election forms must be RECEIVED by the Partnership no later than 5:00 PM Eastern Time on the date of the Election Deadline. In the event that the Election Deadline changes, the Partnership and Kodiak will announce the revised date in a press release, on their websites and/or in filings with the Securities and Exchange Commission (the “SEC”). You may also obtain up-to-date information regarding the Election Deadline by calling the Partnership at (281) 364-2279. You bear the risk of ensuring proper and timely delivery. Therefore, we encourage you to submit your election materials promptly. If you do not make a valid and timely election, you will be deemed to have made the Kodiak Common Stock Consideration Election and will only be eligible to receive the Kodiak Common Stock Consideration in exchange for your Partnership Common Units. IF YOU WISH TO RECEIVE THE KODIAK COMMON STOCK CONSIDERATION, THEN YOU DO NOT NEED TO COMPLETE AND RETURN THESE ELECTION MATERIALS.

U.S. Federal Income Tax Considerations.  The exchange by U.S. holders (as defined in the section titled “Material U.S. Federal Income Tax Considerations” in the consent statement/prospectus) of Partnership Common Units, in the case of Partnership Common Unitholders other than Electing Unitholders, for shares of Kodiak Common Stock (and cash in lieu of fractional shares of Kodiak Common Stock, if any) is expected to be a taxable transaction for U.S. federal income tax purposes.

The exchange by U.S. holders of Partnership Common Units, in the case of Electing Unitholders, for OpCo Units and shares of Series A Preferred Stock (and cash in lieu of fractional OpCo Units, if any) is generally not expected to result in the recognition of gain or loss to such U.S. holders for U.S. federal income tax purposes, except with respect to any cash received (or deemed to be received) by such U.S. holders (including as a result of any net decrease in such U.S. holders’ share of partnership liabilities pursuant to Section 752 of the Internal Revenue Code of 1986, as amended). Subsequent redemptions of OpCo Units by Electing Unitholders are expected to be treated for U.S. federal income tax purposes as a sale of such OpCo Units to Kodiak in a taxable transaction in exchange for the shares of Kodiak Common Stock or cash received with respect to such redemptions. Accordingly, the Up-C structure is expected to provide Eligible Unitholders with the opportunity to defer recognition of their gain.

Each Partnership Common Unitholder will receive a Schedule K-1 from the Partnership for the taxable year ending on the effective date of the mergers and will be required to include in income its share of income, gain, loss and deduction for this period. Following the mergers, Kodiak Services intends to furnish to each Electing Unitholder, within 90 days after the close of each calendar year, specific tax information, including an Schedule K-1, which describes its share of Kodiak Services’ income, gain, loss and deduction for Kodiak Services’ preceding taxable year.

Partnership Common Unitholders should carefully read the discussion under the sections titled “Material U.S. Federal Income Tax Considerations” and “Risk Factors—Tax Risks Related to the Mergers” for a discussion of the material U.S. federal income tax considerations with respect to the mergers and the ownership and disposition of Kodiak Common Stock or OpCo Units, as applicable, following the mergers. All Partnership Common Unitholders are strongly encouraged to consult with, and rely solely upon, their own tax advisors as to the specific tax consequences to them of the Mergers and any related transactions, and of the ownership and disposition of Kodiak Common Stock or OpCo Units, as applicable, in their particular circumstances, including the applicability and effect of any U.S. federal, state or local, non-U.S. or other tax laws (and any potential changes thereto).

For a full discussion of the mergers and the effect of your election, see the Merger Agreement and the consent statement/prospectus that is being sent to you under separate cover. BEFORE MAKING YOUR ELECTION, YOU ARE ENCOURAGED TO READ CAREFULLY THE ENTIRE MERGER AGREEMENT, OPCO LLC AGREEMENT AND CONSENT STATEMENT/PROSPECTUS (INCLUDING ANNEXES THERETO AND DOCUMENTS INCORPORATED THEREIN BY REFERENCE) AND THE ACCOMPANYING ELECTION FORM.

You are able to obtain free copies of the consent statement/prospectus and other documents filed with the SEC by the Partnership and Kodiak through the website maintained by the SEC at www.sec.gov or by requesting them by following the instructions in the section entitled “ADDITIONAL INFORMATION” in the forepart of the consent statement/prospectus. If you wish to request documents, you should do so at least five business days before the Election Deadline. THE CONSENT STATEMENT/PROSPECTUS IS DATED     , 2024 AND DOES NOT REFLECT DEVELOPMENTS SUBSEQUENT TO THAT DATE. However, the consent statement/prospectus incorporates by reference subsequent filings with the SEC by the Partnership. You should rely only on the information contained or expressly incorporated by reference in the consent statement/prospectus. We have not authorized anyone to provide you with information that is different from or inconsistent with the information contained or incorporated by reference in those documents.

If you have any questions regarding the election materials, please contact the Partnership at (281) 364-2279.

Very truly yours,

John E. Jackson
Chief Executive Officer
CSI Compressco GP LLC

This Election Form is dated     , 2024, and is first being mailed to Eligible Unitholders on or about    , 2024.

TIME IS CRITICAL. PLEASE COMPLETE AND RETURN PROMPTLY IN ACCORDANCE WITH THE ENCLOSED INSTRUCTIONS.

ELECTION FORM FOR ELIGIBLE UNITHOLDERS OF

CSI COMPRESSCO LP (THE “PARTNERSHIP”)

This Election Form is sent to you in connection with the proposed mergers of certain subsidiaries of Kodiak Gas Services, Inc. (“Kodiak”) and Kodiak Gas Services, LLC (“Kodiak Services”) with and into the Partnership and CSI Compressco GP LLC (the “General Partner”), pursuant to the terms of the Agreement and Plan of Merger, dated as of December 19, 2023 (as it may be amended from time to time, the “Merger Agreement”), entered into by and among the Partnership, the General Partner, Kodiak, Kodiak Services, Kick Stock Merger Sub, LLC, Kick GP Merger Sub, LLC and Kick LP Merger Sub, LLC. The deadline for submitting election forms is 5:00 PM Eastern Time on    , 2024 (the “Election Deadline”). Election forms must be RECEIVED by the Partnership no later than 5:00 p.m., Eastern Time, on the date of the Election Deadline. If the Election Deadline is extended for any reason, the Partnership and Kodiak will announce the new Election Deadline.

Complete the box(es) on the reverse side to make an election to receive for each of your Partnership Common Units:

i.

0.086 (the “Exchange Ratio”) shares of Kodiak common stock (“Kodiak Common Stock”), with cash paid in lieu of the issuance of fractional shares, if any (the “Kodiak Common Stock Consideration” and such election, a “Kodiak Common Stock Consideration Election”); or

ii.

a number of units in Kodiak Services (“OpCo Units”) equal to the Exchange Ratio, with cash paid in lieu of the issuance of fractional units, if any, and an equal number of shares of Series A Preferred Stock of Kodiak (the “Up-C Consideration” and such election, an “Up-C Consideration Election”),

in each case, as described in the Merger Agreement and summarized in the consent statement/prospectus dated     , 2024, which forms a part of the Registration Statement on Form S-4 filed by Kodiak and declared effective by the Securities and Exchange Commission on    , 2024 (the “consent statement/prospectus”), that is being sent to you under separate cover.

If you make the Up-C Consideration Election, you may also elect to enter into a registration rights agreement with Kodiak and Kodiak Services (the “Registration Rights Agreement”), pursuant to which you will have customary rights to require Kodiak to file and maintain the effectiveness of a registration statement with respect to the resale of the shares of Kodiak Common Stock that are issuable to you upon the redemption of the OpCo Units (and cancellation of the corresponding shares of Series A Preferred Stock) that you will receive as a result of making the Up-C Consideration Election, and under certain circumstances, to require Kodiak to undertake underwritten offerings of such shares of Kodiak Common Stock (the “Registration Rights Agreement Election”). A form of the Registration Rights Agreement is attached as Exhibit C to the Merger Agreement, which is attached as Annex A to the consent statement/prospectus.

Subject to certain exceptions in the Sixth Amended and Restated Limited Liability Company Agreement of Kodiak Services (the “OpCo LLC Agreement”), holders will not be able to sell, transfer or redeem OpCo Units and Series A Preferred Stock prior to 180 days following the closing of the mergers.

If no box is checked, or if you do not make a valid and timely election, you will be deemed to have made the Kodiak Common Stock Consideration Election and will only be eligible to receive the Kodiak Common Stock Consideration in exchange for your Partnership Common Units. IF YOU WISH TO RECEIVE THE KODIAK COMMON STOCK CONSIDERATION, THEN YOU DO NOT NEED TO COMPLETE AND RETURN THESE ELECTION MATERIALS.

BEFORE MAKING YOUR ELECTION, YOU ARE ENCOURAGED TO READ CAREFULLY THE ENTIRE MERGER AGREEMENT, OPCO LLC AGREEMENT AND CONSENT STATEMENT/PROSPECTUS (INCLUDING ANNEXES THERETO AND DOCUMENTS INCORPORATED THEREIN BY REFERENCE) AND THE ACCOMPANYING INSTRUCTIONS.

ELECTION CHOICES

I hereby elect to receive the following as consideration for all of my Partnership Common Units:

KODIAK COMMON STOCK CONSIDERATION ELECTION (0.086 shares of Kodiak Common Stock, with cash paid in leu of the issuance of fractional shares, if any)

☐	Mark this box to elect to make a Kodiak Common Stock Consideration Election with respect to ALL of your Partnership Common Units.

UP-C CONSIDERATION ELECTION (0.086 OpCo Units, with cash paid in lieu of the issuance of fractional units, if any, and an equal number of shares of Series A Preferred Stock of Kodiak)

☐	Mark this box to elect to make an Up-C Consideration Election with respect to ALL of your Partnership Common Units.

REGISTRATION RIGHTS AGREEMENT ELECTION (ONLY AVAILABLE IF YOU HAVE MADE THE UP-C CONSIDERATION ELECTION)

☐	If you have made the Up-C Consideration Election above, mark this box to elect to enter into the Registration Rights Agreement.

If you have made the Up-C Consideration Election, please confirm if you hold your Partnership Common Units in “street name” through a broker, dealer, commercial bank, trust company or other fiduciary:

☐	Mark this box if you hold your Partnership Common Units in “street name” through a broker, dealer, commercial bank, trust company or other fiduciary.

If you marked that you hold Partnership Common Units in “street name” through a broker, dealer, commercial bank, trust company or other fiduciary, you must become a registered holder of such Partnership Common Units in order to receive the Up-C Consideration. Please provide the following information:

Name of broker, dealer, commercial bank, trust company or other fiduciary:______________________________________

Contact name and phone number at broker, dealer, commercial bank, trust company or other fiduciary: _________________________

Name(s) in which such Partnership Common Units are held: _____________________________

See Instruction 3 for information about becoming a registered holder of your Partnership Common Units.

You will be deemed to have made a KODIAK COMMON STOCK CONSIDERATION ELECTION if:

A.	You fail to follow the instructions on the “Election Form” or otherwise fail properly to make an election;

B.

A properly completed “Election Form,” together with such other materials as may be required to effectuate the election as described herein, is not actually received by the Partnership at or before the Election Deadline; or

C.	You properly and timely revoke a prior election without making a new election.

By failing to make an election above, you will be deemed to have made the Kodiak Common Stock Consideration Election and will only be eligible to receive the Kodiak Common Stock Consideration in exchange for your Partnership Common Units.

To be effective, this Election Form must be properly completed, signed and delivered to the Partnership at the address listed in the Instructions, together with such other materials as may be required to effectuate the election as described herein, by the Election Deadline.

SIGNATURE(S) REQUIRED. Signature of Holder(s) or Agent

If signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer for a corporation in a fiduciary or representative capacity, or other person, please set forth full title. See Instruction 4.

By signing below, I represent and warrant as follows:

(1) I have full power and authority to transfer the Partnership Common Units, free and clear of all liens, claims and encumbrances. I will, upon request, execute and deliver any additional documents reasonably deemed by the Partnership to be appropriate or necessary to complete the surrender and exchange of my Partnership Common Units.

(2) I understand that neither surrender nor an election is made in acceptable form until receipt by the Partnership of this Election Form, duly completed and manually signed, together with all accompanying evidences of authority. I agree that all questions as to validity, form and eligibility of any surrender of the Partnership Common Units will be determined by the Partnership.

(3) I understand that I may not and shall not sell or otherwise transfer the Partnership Common Units subject to this Election Form unless the Merger Agreement is terminated or I properly revoke this election prior to the Election Deadline.

(4) I acknowledge that, until I properly transfer such Partnership Common Units in book-entry form, I will not receive any consideration issuable or payable.

Sign and provide your Taxpayer Identification Number and address information on the IRS Form W-9 provided herein. See Instruction 5.

Signature of owner	Signature of co-owner, if any
Area Code/Phone Number

INSTRUCTIONS

(Please read carefully all of the instructions below)

1. Delivery; Election Deadline. For any election contained herein to be considered, the Election Form, properly completed in accordance with these instructions and signed, and any other documentation reasonably required by the Partnership and described in these Instructions, must be sent to the Partnership at the following address so that it is actually received by the Partnership at or prior to the Election Deadline.

CSI Compressco LP

1735 Hughes Landing Boulevard, Suite 200

The Woodlands, Texas 77380

Attention: Jonathan Byers

The method of delivery is at the option and risk of the surrendering holder of Partnership Common Units (the “Partnership Common Unitholder”). Registered mail, appropriately insured, with return receipt requested, is recommended. A return envelope is enclosed for your convenience.

The Election Deadline is 5:00 p.m., Eastern Time,    , 2024. If the Election Deadline is extended for any reason, both the Partnership and Kodiak will announce the new Election Deadline at least five business days prior to the Election Deadline in a press release, on their websites and/or in filings with the SEC. You may also obtain up-to-date information regarding the Election Deadline by calling the Partnership at (281) 364-2279. You bear the risk of ensuring proper and timely delivery. Therefore, we encourage you to submit your election materials promptly. If you do not make a valid and timely election, you will be deemed to have made the Kodiak Common Stock Consideration Election and will only be eligible to receive the Kodiak Common Stock Consideration in exchange for your Partnership Common Units.

The Partnership will determine whether any Election Form is received on a timely basis and whether an Election Form has been properly completed.

2. Revocation or Change of Election Form. Any Election Form may be revoked or changed by written notice from the Partnership Common Unitholder submitting such form to the Partnership, but to be effective such notice must be received by the Partnership prior to the Election Deadline. Revocations must specify the name in which your Partnership Common Units are registered on the unit transfer books of the Partnership. The Partnership will have discretion to determine whether any revocation or change is received on a timely basis and whether any such revocation or change has been properly made. No election may be revoked or changed after the Election Deadline unless and until the Merger Agreement is terminated.

3. Direct Registration of Partnership Common Units. If you elect to receive the Up-C Consideration and you hold Partnership Common Units in “street name” through a broker, dealer, commercial bank, trust company or other fiduciary, you must provide the information requested above under “Election Choices” to become the registered holder of such Partnership Common Units and receive the Up-C Consideration. Computershare Trust Company, N.A., the Partnership’s transfer agent, will coordinate with your broker, dealer, commercial bank, trust company or other fiduciary to move your Partnership Common Units from street name registration to direct

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registration with the Partnership. Your broker, dealer, commercial bank, trust company or other fiduciary may contact you with regards to moving your Partnership Common Units from street name registration to direct registration with the Partnership and may request that you provide them with different or additional information or documents than those required by the Election Form. You must authorize your broker, dealer, commercial bank, trust company or other fiduciary to complete such direct registration in order to receive the Up-C Consideration.

4. Signatures. If any of the Partnership Common Units are owned by two or more joint owners, all such owners must sign the Election Form exactly as written on the assignment authorizing transfer. If any Partnership Common Units are registered in different names, it will be necessary to complete, sign and submit as many separate Election Forms as there are different registrations. Election Forms executed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary capacity who are not identified as such to the registration must be accompanied by proper evidence of the signatory’s authority to act.

5. IRS Form W-9. If you make the Up-C Consideration Election, you must complete the enclosed IRS Form W-9 and provide your correct Taxpayer Identification Number (“TIN”). A Partnership Common Unitholder that is not a U.S. person for U.S. federal income tax purposes (generally, in the case of an individual, a U.S. citizen or resident alien) or that is otherwise unable, or fails, to provide a duly completed and executed IRS Form W-9 is not eligible to receive the Up-C Consideration and should not complete and return this Election Form. Please review the instructions included on the enclosed IRS Form W-9 for additional information. Whether or not you make the Up-C Consideration Election, you may be asked to provide an additional IRS Form W-9 or other applicable withholding documentation to the applicable withholding agent in connection with the mergers. The address that you provide on the IRS Form W-9 will be utilized for purposes of providing you with any correspondence regarding tax matters with respect to the Partnership and Kodiak Services, including delivery of Schedule K-1s.

6. Accredited Investor Questionnaire. If you make the Up-C Consideration Election, you must complete, execute and return the enclosed accredited investor questionnaire in order to confirm you are an Eligible Unitholder who is permitted to receive the Up-C Consideration.

7. Registration Rights Agreement. If you make the Up-C Consideration Election and the Registration Rights Agreement Election, you must complete, execute and return the enclosed Registration Rights Agreement signature page in order to enter into the Registration Rights Agreement. A form of the Registration Rights Agreement is included as Exhibit C to the Merger Agreement, which is attached as Annex A to the consent statement/prospectus.

8. Kodiak Services LLC Agreement. If you make the Up-C Consideration Election, you must complete, execute and return the enclosed signature page to the Sixth Amended and Restated Limited Liability Company Agreement of Kodiak Services (the “OpCo LLC Agreement”). A form of the OpCo LLC Agreement is included as Exhibit A to the Merger Agreement, which is attached as Annex A to the consent statement/prospectus.

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